Exhibit 99

FOR IMMEDIATE RELEASE
Cortland Bancorp
Cortland, Ohio
Chairman K. Ray Mahan announced that, at the February 26, 2008 meeting of the Board of Directors of Cortland Bancorp, a regular quarterly dividend of $0.22 per share was declared. The dividend is payable to shareholders of record as of March 14, 2008. Payment and distribution of the dividend to shareholders will occur on April 1, 2008.